Exhibit 10.5

SALES CONTRACT

Party A: Wuxi Linglang Electrical Appliance Mfg. Co., Ltd.
Address: 3rd Furong Road, Xishan Economic Development Zone, Wuxi City
Legal Representative:
Tel:

Party B: Jiangsu Dambon Mechanical & Electrical Co., Ltd.
Address: No. 10-8, Meiya Road, Baohua Development Zone, Jurong City, Jiangsu Province
Legal Representative:
Tel:

In order to strengthen the cooperation between the parties hereto and define their rights and obligations, the parties, on the basis of friendly cooperation and mutual benefit, agree as follows:

Article 1.   Name, quantity and Price of Products and Method of Placing Orders

1.	Party B will purchase from Party A synchronous motors with the monthly quantity of about 50,000 units and an amount of RMB 5,000,000.00.

2.	The parties may increase or reduce the quantity of the products according to the market situation and the actual quantity shall be in conformity with the Delivery Note signed by Party B.

3.	The price of the products shall be determined by the market price of the products and confirmed by the parties hereto and filed with the financial department for recording.

4.
For each order placed by Party B, a written or electronic order shall be provided to Party A, who shall provide the products as per the requirement of Party B. The quantity of the products delivered to Party B shall be in strict accordance with Party B’s order and may not be reduced or increased.

Article 2.   Quality Standard and Term for Raising Objection

1.
The products shall conform to the specific size, material and standard mutually determined by the parties. Party A shall ensure that the quality of the products is stable and undergoing gradual improvement.

2.	Party B shall conduct quality examination of the products after receiving products from Party B and shall, if wishing to raise any objections, send a written notice thereof to Party A.

3.	Party A shall timely change or take back the products upon the confirmation of the quality defects in the products.

Article 3.   Price and Start-up Capital

1.
Upon the execution of this Contract, Party A agrees to undertake RMB 1,000,000.00 of the down payment for the products which shall be used as the start-up capital for the cooperation between Party A and Party B.

2.
Within 3 months upon the expiry of the cooperation or the termination or rescission of this Contract between the parties hereto, the start-up capital shall be paid up on a monthly basis without any interest.

3.
Except the start-up capital, the payment for the products supplied by Party A to Party shall be made every 10 days, i.e, Party A shall check and verify the payment within 5 days before the amount payable to Party A falls due on the agreed date and Party B shall make the payment within 5 days after the amount payable to Party A falls due on the agreed date.

4.
Where Party B fails to make the payment for the products 7 days beyond the said agreed date, Party A has the right to suspend the supply of the products and terminate this Contract if Party B fails to make the payment for the products 30 days beyond the said agreed date.

5.	In case of increase of purchase of the products by Party B from Party A, the start-up capital shall be increase accordingly the amount, which shall be separately negotiated by the parties hereto.

6.
As a support to Party B, Party A agrees to undertake 100% of the amount of the draft issued by Party B if that the said amount is not in excess of the total payment for the products purchased by Party B.

7.	The specific amount of the draft issued by Party B shall be determined through the negotiation between the parties hereto.

Article 4.   Place and Method of Delivery

Party A shall, after receiving Party B’s order, timely organize its production and deliver the products within 2 days to the warehouse appointed by Party A and provide a delivery note thereof for Party B’s confirmation. The cost for transportation and other expenses shall be borne by Party A and Party B shall provide a warehousing entry to Party B after it checks and verifies the products.

Article 5.   Undertakings and Warranties

1.
Party A undertakes to deliver conforming products supplied to Party B to the quality and exterior requirements agreed upon by the parties and not to make any arbitrary change. If any change is necessary, Party A shall negotiate with Party B and make the change thereof with the written confirmation from Party B. otherwise, all the consequences shall be borne by Party A. (See Appendixes hereto for the quality and exterior requirements).

2.
Party A undertakes to supply the products in strict accordance with Party B’s order and shall not change the quantity or type of the products (even if for special reasons) without the written confirmation from Party B. otherwise, Party A shall be liable for breach of this Contract arising from the said change.

3.
Party A undertakes to timely deliver the products to Party B according to the schedule prescribed in the order. In case of 4 accumulative days or 3 successive days of Party B’s stoppage of assembly line due to the reasons attributable to Party A (except Force Majeure Events), Party A shall be liable for damages of breach of contract equivalent to RMB 10,000 yuan for each passing day which may be deducted from the payment for the products to Party A.

4.
Party A shall be responsible for the quality of the product supplied to Party B. in case of any discrepancy between the quality and package products supplied and the acceptance standard agreed upon by the parties, Party B has the right to reject the products without having to bear any liability for any loss and/or expenses in relation to the products. In case of requirement for return of products by the consumers, Party A shall satisfy the requirement.

5.
In case of such cost and expenses as fines as a result of the nonconformity of the design or license of the products with requirements of the relevant government authorities, Party A shall be solely responsible for the cost and expenses.

6.	Party A shall be responsible for repairing and changing the products within 12 months after their delivery.

7.	In case of quality defects in the products, Party B has the right to suspend the rendition of the payment before the defect problems are settled.

Article 6.   Validity Term

This Contract shall be valid for 1 year, commencing from November 1, 2009 and ending on October 31, 2010.

Article 7.   Dispute Settlement
In case of any dispute arising from or in relation to this Contract, the Parties shall settle the disputes through negotiation, failing which, the parties may file an action with the people’s court under which jurisdiction they are respectively located.

Article 8.   Upon the expiry of this Contract, the parties shall sign a separate contract in case of contemplation of continual cooperation.

Article 9.   This Contract shall be made in duplicate with each copy held by either party which shall take effect upon the signature or chop of both parties.

Party A:
Legal Representative:
Date:

Party B: Jiangsu Dambon Mechanical & Electrical  Co., Ltd.
Legal Representative:
Date: